January 14, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for Captain Tony's Pizza, Inc. and, under the date of July 18, 1996, we reported on the consolidated financial statements of Captain Tony's Pizza, Inc. and Subsidiary (except for Note J to those financial statements, as to which the date was August 2, 1996) as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996. It is our understanding that Captain Tony's Pizza, Inc. merged into Am-Pac International, Inc., effective September 18, 1996. On September 18, 1996, our appointment as principal accountants was terminated. We have read Am-Pac International, Inc.'s statements included under Item 4 of its Form 8-K dated January 15, 1997, and agree with such statements, except that we are not in a position to agree or disagree with Am-Pac International, Inc.'s statements that the decision to change accountants was approved by the Board of Directors, that
H. J. Swart & Company, P. A. was retained as its now certifying accountants or that during the last three fiscal years and the subsequent interim period to the date hereof, Am-Pac International, Inc. did not consult H. J. Swart & Company,
P. A. regarding any of the matters or events set forth in Item 304 (s) (2) (i) and (ii) of Regulation S-K.

                                       Very truly yours,

                                       MENGEL, METZGER, BARR & CO. LLP


                                       /s/ Thomas L. Wolf
                                       -------------------------------
                                       Thomas L. Wolf

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